UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 20, 2024

CNH Industrial N.V.

(Exact name of registrant as specified in its charter)

Netherlands	001-36085	98-1125413
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Cranes Farm Road, Basildon, Essex, SS14 3AD, United Kingdom	N/A
(Address of principal executive offices)	(Zip Code)

+44 2079 251964

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares, par value €0.01	CNHI	New York Stock Exchange
3.850% Notes due 2027	CNHI27	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)

☐	Emerging Growth Company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(e) of the Exchange Act ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 20, 2024, Scott W. Wine resigned as Chief Executive Officer and Executive Director of CNH Industrial N.V. (“CNH”, or the “Company”), as well as from all other positions that he holds with CNH, effective as of July 1, 2024 (the “Effective Date”). Mr. Wine’s resignation was not the result of any dispute or disagreement with the Company or the Board on any matter relating to the operations, policies or practices of the Company.

The Company and Mr. Wine entered into a letter agreement dated as of April 20, 2024, with respect to certain transition and compensation arrangements related to his resignation (the “Letter Agreement”). Pursuant to the Letter Agreement, Mr. Wine will receive certain payments and benefits to which he would be entitled on a Qualifying Termination in accordance with the Senior Leadership Team Employment Agreement, dated as of November 10, 2020, by and between CNH Industrial America LLC and Mr. Wine (which was filed as Exhibit 10.10 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2022), consisting of: (i) cash severance of $1,700,000 paid over 12 months, (ii) continued vesting of outstanding equity awards pro rata to the vesting period during which Mr. Wine is employed, and (iii) other accrued benefits under Company plans. In addition, Mr. Wine will be entitled to receive annual bonus opportunity for 2024, with the actual amount of any such bonus to be based on actual performance and prorated for the portion of 2024 up to the Effective Date, payable at the time of, and otherwise subject to, the terms of the 2024 bonuses paid to other executives. The foregoing summary of the Letter Agreement is qualified in its entirety by reference to the Letter Agreement, a copy of which is included as Exhibit 10.1 hereto and incorporated by reference.

Upon Mr. Wine’s resignation, the Board of the Company has appointed Mr. Gerrit Marx as the Company’s Chief Executive Officer effective as of July 1, 2024. The Board intends to propose to a subsequent shareholders’ meeting that Mr. Marx be elected to the Board and serve as an executive director of the Company.

Gerrit Marx has more than 20 years of experience in roles of increasing importance in different locations around the world and in a variety of industrial segments, with a specific in-depth focus on automotive industries. He holds a degree in Mechanical Engineering (“Diplom Ingenieur”) and an MBA (“Diplom Kaufmann”) from RWTH Aachen University, and a Doctorate in Business Administration from Cologne University. From 1999 to 2007, Mr. Marx was employed by McKinsey & Company, focusing on automotive and aerospace industries in Europe, Brazil, and Japan. He joined Daimler AG in 2007 to head the global controlling function for vehicle and powertrain component projects. He was appointed President and Chief Executive Officer at Daimler Trucks China in 2009 and subsequently, President of Skoda China with Volkswagen AG. In 2012 Mr. Marx joined Bain Capital as a member of their portfolio group. This role included interim roles such as Chief Executive Officer of Wittur Group, a global Tier-1 supplier to the elevator industry. Mr. Marx joined CNH in January 2019 as President of Commercial and Specialty Vehicles and is returning to CNH after serving as Chief Executive Officer of Iveco Group N.V. from the time of its spin-off from CNH on January 1, 2022. Mr. Marx is 49 years old.

Item 7.01 Regulation FD Disclosure

On April 21, 2024, CNH issued a press release announcing the resignation of Scott W. Wine as Chief Executive Officer and Executive Director and the appointment of Gerrit Marx as Chief Executive Officer. A copy of the press release is furnished herewith as Exhibit 99.1 and is incorporated herein by reference.

The information contained in this Item 7.01 is being furnished and shall not be deemed “filed” with the Securities and Exchange Commission or otherwise incorporated by reference into any registration statement or other document filed pursuant to the Securities Act or the Securities Exchange Act of 1934, as amended.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

10.1 Letter Agreement dated April 20, 2024

99.1 Press Release dated April 21, 2024, titled: “CNH names Gerrit Marx as CEO”.

104 Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CNH INDUSTRIAL N.V.

Date: April 22, 2024	By:	/s/ Roberto Russo

Name: Roberto Russo
Title: Chief Legal and Compliance Officer